Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information: Steve Iaco Media 212.984.6535	Brad Burke Investors 214.863.3100

CBRE Group, Inc. Adds Blake Hutcheson to Board of Directors

Dallas – August 23, 2022 – CBRE Group, Inc. (NYSE:CBRE) today announced that E.M. Blake Hutcheson has been appointed to the company’s Board of Directors, effective September 1, 2022.

Mr. Hutcheson is President and Chief Executive Officer of Ontario Municipal Employees Retirement System (OMERS), one of Canada’s largest defined-benefit pension plans with $120 billion AUM as of year-end 2021.

Mr. Hutcheson brings a strong investment and real estate background to CBRE’s Board. Prior to being named Chief Executive Officer in 2020, he served as OMERS’s President and Chief Pension Officer, with responsibility for the pension business, strategy, communications and public affairs, legal, technology and operations, and asset liability management. Prior to that, he served as President, Chief Executive Officer and Chief Investment Officer of Oxford Properties Group, OMERS’s real estate investment subsidiary with property investments around the world.

Earlier in his career, Mr. Hutcheson was Head of Global Real Estate at Mount Kellett Capital Management, a private equity firm, and Chair and President of CBRE’s operations in Canada and Latin America.

Brandon Boze, CBRE’s Board Chair, said: “Blake is an astute businessman and investor. Our Board will benefit enormously from his varied experience as a real estate investor and operator. We look forward to the strategic thinking and keen insights he will bring to our efforts to drive CBRE’s continued success.”

Mr. Hutcheson said: “I am thrilled to be re-joining CBRE, a company I know intimately both as a client and longtime employee. CBRE is well positioned strategically and operationally to thrive across market cycles, and I look forward to working with my fellow Directors to extend the company’s outstanding track record of growth and excellence in client service.”

Mr. Hutcheson will stand for election at CBRE’s next Annual Stockholder Meeting in Spring 2023. His appointment expands CBRE’s Board to 11 Directors.

He holds an undergraduate degree from the University of Western Ontario, a master’s degree in Real Estate Development from Columbia University and a graduate diploma (with distinction) in International and Comparative Politics from the London School of Economics. He serves on the Board of Algoma Central, an owner/operator of transport vessels, a publicly traded company listed on the Toronto Stock Exchange.

CBRE Press Release

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2021 revenue). The company has more than 105,000 employees (excluding Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.